Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BTU International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-162199) on Form S-3 and (Nos. 333-168553, 333-125923, 333-125924, 333-155963, 333-94713, 333-63298, 033-59081 and 033-59045) on Form S-8 of BTU International, Inc. of our report dated March 8, 2011, with respect to the consolidated balance sheets of BTU International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, which report appears in the December 31, 2010 annual report on Form 10-K of BTU International, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 8, 2011